Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We hereby consent to the inclusion of our Independent Auditors' Report dated September 2, 2005 on the balance sheets of Power Air Tech, Inc. (a development stage enterprise) as of June 30, 2005 and 2004, and the related statements of operations, stockholders' deficit and cash flows for each of the two years in the period ended June 30, 2005 and for the period from October 15, 1997 (inception) to June 30, 2005 in this Current Report on Form 8-K of Fortune Partners, Inc. to be filed with the United States Securities and Exchange Commission.

/s/ Armanino McKenna LLP

San Ramon, California

October 5, 2005